UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2003

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4649 Morena Boulevard, San Diego CA 92117

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 581-4530

Item 5. Other Events and Required FD Disclosure.

On April 1, 2003, Robert E. Price, Chairman of the Board of Directors, will assume the additional position of Interim President and Chief Executive Officer of PriceSmart, Inc. (the “Company”), replacing Gilbert A. Partida who will cease employment with the Company and resign from the Company’s Board of Directors effective April 1, 2003. The Company will promptly begin a search for its new President and Chief Executive Officer.

A copy of the Company’s press release issued April 1, 2003 is attached to this report.

Also attached to this report are the Severance Agreement and Release of Claims (“Severance Agreement”) dated March 31, 2003 between the Company and Mr. Partida and the Independent Contractor Agreement (“Independent Contractor Agreement”) dated April 1, 2003 between the Company and Mr. Partida. The Severance Agreement provides that the Company will pay Mr. Partida an aggregate of $650,000 (less than two years’ salary) over a 24-month period, and Mr. Partida will release the Company from any claims he may have against the Company through the date of the agreement. In addition, Mr. Partida agreed to refrain from using or disclosing certain confidential information and to refrain, for a three year period, from soliciting any employee of the Company to cease his or her employment with the Company. Under the Independent Contractor Agreement, Mr. Partida will be available to provide up to a total of 250 hours of consulting services to the Company during the next 18 months and will receive an aggregate of $100,000. In addition, during the term of the agreement, Mr. Partida agreed not to compete with the Company in any market served by the Company’s warehouse stores and agreed not to solicit any employee of the Company to cease his or her employment with the Company.

The preceding description of the Severance Agreement and Independent Contractor Agreement is not complete and is qualified in its entirety by reference to the full text of the agreements, which are attached as exhibits to this report.

Item 7. Financial Statements and Exhibits

(c) The following exhibits are furnished herewith:

10.1	Severance Agreement and Release of Claims dated March 31, 2003 between PriceSmart, Inc. and Gilbert A. Partida.
10.2	Independent Contractor Agreement effective April 1, 2003 between PriceSmart, Inc. and Gilbert A. Partida.
99.1	Press release of PriceSmart, Inc. dated April 1, 2003.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2003	PRICESMART, INC.

	By:	/s/ ALLAN C. YOUNGBERG
Allan C. Youngberg Executive Vice President and Chief Financial Officer

3

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Severance Agreement and Release of Claims dated March 31, 2003 between PriceSmart, Inc. and Gilbert A. Partida

10.2	Independent Contractor Agreement effective April 1, 2003 between PriceSmart, Inc. and Gilbert A. Partida.

99.1	Press release of PriceSmart, Inc. dated April 1, 2003.

4